Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 3 TO LOAN FINANCING AND SERVICING AGREEMENT, dated as of November 26, 2025 (this “Amendment”), among GDLC FUNDING II LLC, as borrower (the “Borrower”), GOLUB CAPITAL DIRECT LENDING CORPORATION, as servicer (in such capacity, the “Servicer”), each lender (each such party, a “Lender”) party thereto, the agents for the Lender Groups party thereto (each such party, an “Agent”), and Deutsche Bank AG, New York Branch, as facility agent for the Lenders (in such capacity, the “Facility Agent”).

WHEREAS, the Borrower, the Servicer, GOLUB CAPITAL DIRECT LENDING CORPORATION, as equityholder, COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, as collateral agent and collateral custodian, the Facility Agent, each Agent, each Lender and each of the entities party thereto as Securitization Subsidiaries are party to the Loan Financing and Servicing Agreement, dated as of May 14, 2024 (as amended, supplemented, amended and restated and otherwise modified through the date hereof, the “Loan Agreement”);

WHEREAS, the parties hereto have agreed to amend the Loan Agreement in accordance with Section 17.2 of the Loan Agreement and subject to the terms and conditions set forth herein; and

NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.1.          Defined Terms. Capitalized terms used but not defined herein have the respective meanings given to such terms in the Loan Agreement. The provisions of Section 1.2 of the Loan Agreement are hereby incorporated in this Amendment, mutatis mutandis.

ARTICLE II

Amendments

SECTION 2.1.          The Loan Agreement is hereby amended as follows:

(a)            to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double underlined text) as set forth on the pages of the Loan Agreement attached as Exhibit A hereto; and

SECTION 2.2.          to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double underlined text) as set forth on the pages of the Loan Agreement attached as Exhibit B hereto.

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ARTICLE III

Conditions to Effectiveness

SECTION 3.1.          This Amendment shall become effective as of the date first written above upon the satisfaction of the following conditions:

(a)            execution and delivery of this Amendment by each party hereto; and

(b)            the Facility Agent’s receipt of the legal opinions of Mayer Brown LLP, counsel for the Borrower, in form and substance reasonably satisfactory to the Facility Agent covering such matters as the Facility Agent may reasonably request.

ARTICLE IV

Representations and Warranties

SECTION 4.1.          The Borrower hereby represents and warrants to the Facility Agent and the Lenders that, as of the date first written above, (i) no Event of Default, Unmatured Event of Default, Servicer Default or Unmatured Servicer Default has occurred and is continuing and (ii) the representations and warranties of the Borrower contained in the Loan Agreement are true and correct in all material respects on and as of such day (other than any representation and warranty that is made as of a specific date).

ARTICLE V

Miscellaneous

SECTION 5.1.          Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT AND ANY DISPUTE, SUIT, ACTION OR PROCEEDING, WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY, RELATING TO OR ARISING OUT OF THIS AMENDMENT, THE LOAN AGREEMENT (AS AMENDED) OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 5.2.          Severability Clause. In case any provision in this Amendment shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 5.3.          Ratification; No Waiver. Except as expressly amended hereby, the Loan Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party under the Loan Agreement or any other agreement, or constitute a waiver of any provision under the Loan Agreement or any other agreement.

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SECTION 5.4.          Counterparts; Electronic Execution. The parties hereto may sign one or more copies of this Amendment in counterparts, all of which together shall constitute one and the same agreement. Delivery of an executed signature page of this Amendment by email transmission shall be effective as delivery of a manually executed counterpart hereof. The parties agree that this Amendment may be executed and delivered by electronic signatures and that the electronic signatures (including signatures in accordance with the federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other state laws based on the Uniform Electronic Transactions Act) appearing on this Amendment are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.

SECTION 5.5.          Headings. The headings of the Articles and Sections in this Amendment are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 5.6.          Fees, Etc. The Borrower hereby agrees to pay (or cause to be paid) on the next Distribution Date any fees, disbursements and other charges of external counsel to the Facility Agent incurred through the date hereof solely to the extent such amounts are required to be paid by the Borrower pursuant to Section 17.4 of the Loan Agreement.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

GDLC FUNDING II LLC, as Borrower

By: Golub Capital Direct Lending Corporation, as designated manager

By:	/s/ Christopher Ericson
Name: Christopher C. Ericson
Title: Chief Financial Officer

[Signature Page to Amendment No. 3 to the LFSA]

GOLUB CAPITAL DIRECT LENDING CORPORATION, as Servicer

By:	/s/ Christopher Ericson
Name: Christopher C. Ericson
Title: Chief Financial Officer

[Signature Page to Amendment No. 3 to the LFSA]

DEUTSCHE BANK AG, NEW YORK BRANCH, as Facility Agent

By:	/s/ Amit Patel
Name: Amit Patel
Title: Managing Director

By:	/s/ Thorben Wedderien
Name:Thorben Wedderien
Title: Vice President

[Signature Page to Amendment No. 3 to the LFSA]

DEUTSCHE BANK AG, NEW YORK BRANCH, as an Agent and as a Committed Lender

By:	/s/ Amit Patel
Name: Amit Patel
Title: Managing Director

By:	/s/ Thorben Wedderien
Name: Thorben Wedderien
Title: Vice President

[Signature Page to Amendment No. 3 to the LFSA]

Exhibit A

LOAN FINANCING AND SERVICING AGREEMENT

EXECUTION VERSION
Conformed through Amendment No. ~~2~~3, dated as of ~~October 17, 2024~~ November 26, 2025

LOAN FINANCING AND SERVICING AGREEMENT

dated as of May 14, 2024

GDLC FUNDING II LLC,
as Borrower

GOLUB CAPITAL DIRECT LENDING CORPORATION,
as Equityholder and as Servicer,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Facility Agent

THE OTHER AGENTS PARTIES HERETO,

EACH OF THE ENTITIES FROM TIME TO TIME PARTY HERETO AS SECURITIZATION SUBSIDIARIES,

and

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION,
as Collateral Agent and as Collateral Custodian

TABLE OF CONTENTS

-i-

LOAN FINANCING AND SERVICING AGREEMENT

THIS LOAN FINANCING AND SERVICING AGREEMENT is made and entered into as of May 14, 2024, among GDLC FUNDING II LLC, a Delaware limited liability company (the “Borrower”), GOLUB CAPITAL DIRECT LENDING CORPORATION, a Maryland corporation, as equityholder (in such capacity, together with its successors and permitted assigns in such capacity, the “Equityholder”) and as servicer (in such capacity, together with its successors and permitted assigns in such capacity, the “Servicer”), each LENDER (as hereinafter defined) FROM TIME TO TIME PARTY HERETO, the AGENTS for each LENDER GROUP (as hereinafter defined) from time to time parties hereto (each such party, in such capacity, together with their respective successors and permitted assigns in such capacity, an “Agent”), EACH OF THE ENTITIES FROM TIME TO TIME PARTY HERETO AS SECURITIZATION SUBSIDIARIES, (each as hereinafter defined), COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Agent and Collateral Custodian (each as hereinafter defined), and DEUTSCHE BANK AG, NEW YORK BRANCH, as Facility Agent (in such capacity, together with its successors and permitted assigns in such capacity, the “Facility Agent”).

RECITALS

WHEREAS, the Borrower desires that each Lender extend financing on the terms and conditions set forth herein and also desires to retain the Servicer to perform certain servicing functions related to the Collateral Obligations (as defined herein) on the terms and conditions set forth herein; and WHEREAS, each Lender desires to extend financing on the terms and conditions set forth herein and the Servicer desires to perform certain servicing functions related to the Collateral Obligations on the terms and conditions set forth herein.

NOW, THEREFORE, based upon the foregoing Recitals, the premises and the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1          Defined Terms. As used in this Agreement, the following terms have the following meanings:

“1940 Act” means the Investment Company Act of 1940.

“Account” means the Unfunded Exposure Account, the Borrower Collection Account, the Principal Collection Account and the Interest Collection Account, together with any sub-accounts deemed appropriate or necessary by the Securities Intermediary, for convenience in of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Margin” means (i) during the Revolving Period, ~~2.10~~1.60% per annum and (ii) thereafter, ~~2.60~~2.10% per annum; provided that, upon the occurrence and during the continuation of any Event of Default and (other than in the case of an Event of Default pursuant to clauses (a), (d), (e), (f), (j) or (q) of Section 13.1) notice from the Facility Agent to the Borrower, the “Applicable Margin” otherwise in effect shall be increased by 2.00% per annum; provided further that, upon delivery of such notice (if required), the Applicable Margin shall be retroactively increased from the date on which such Event of Default occurred.

“Appraised Value” means, with respect to any Asset Based Loan, the most recently calculated appraised value of the pro rata portion of the underlying collateral securing such Collateral Obligation as determined by an Approved Valuation Firm.

“Approved Broker Dealer” means (a) each of the following entities or their Affiliates (or any successor thereto): Bank of America, N.A., The Bank of Montreal, The Bank of New York Mellon, N.A., The Bank of Nova Scotia, Barclays Bank plc, BNP Paribas, BTIG, LLC, Cantor Fitzgerald & Co., Citibank, N.A., Citizens Bank, N.A., Credit Suisse, Deutsche Bank AG, Goldman Sachs & Co. LLC, HSBC Bank plc, Imperial Capital LLC, Jefferies & Co., Inc., JPMorgan Chase Bank, N.A., Key Bank, N.A., Macquarie Bank, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mizuho Bank, Morgan Stanley & Co., Natixis, Nomura Securities International, Inc., Oppenheimer & Co. Inc., PNC Bank, Royal Bank of Canada, The Royal Bank of Scotland plc, Scotiabank, Seaport Securities Corporation, Société Générale, Stifel, Nicolaus & Co. Inc., The Toronto-Dominion Bank, Truist Bank, UBS AG, U.S. Bank, National Association, Wells Fargo Bank, National Association, Lloyds TSB, Northern Trust Company, Banco Santander and The Bank of New York Mellon (or, in each case, its principal broker-dealer affiliate); and (b) any other dealer of recognized standing approved by the Facility Agent in its reasonable discretion at the request of the Servicer from time to time.

“Approved Valuation Firm” means, (i) with respect to any Collateral Obligation, any valuation firm (a) specified on the related Asset Approval Request or Reinvestment Request and approved by the Facility Agent or (b) otherwise approved in writing by the Facility Agent in its sole discretion or (ii) with respect to exercise of the Borrower’s dispute right under Section 2.7(c), each valuation firm identified on Schedule 5 (as such Schedule 5 may be updated from time to time by the Borrower with the prior written consent of the Facility Agent).

“Asset Approval Notice” means an electronic notice containing the information from Exhibit C-6 and that provides the approval of the Facility Agent, in its sole discretion, to the acquisition (or incremental pledge) of one or more Collateral Obligations; provided that, the Facility Agent shall not condition its approval on any term other than those explicitly set forth in the Transaction Documents without the consent of the Borrower.

“Asset Approval Request” means an electronic notice to the Facility Agent in the form of an email that (a) either (i) is in the form of Exhibit C-3 or (ii) notifies the Facility Agent that the information required by Exhibit C-3 has been posted to the relevant data site and (b) requests the Conduit Lender shall notify the Facility Agent and the Borrower of its Commercial Paper Rate applicable to any Advance promptly after the determination thereof.

“Commitment” means, for each Committed Lender, (a) prior to the Facility Termination Date, the commitment of such Committed Lender to make Advances to the Borrower in an amount not to exceed, in the aggregate, the amount set forth opposite such Committed Lender’s name on Annex B or on Schedule I to the Joinder Agreement related to such Committed Lender as delivered pursuant to Article XV (as such Commitment may be reduced as set forth in Section 2.5 or increased as set forth in Section 2.8), and (b) on and after the earlier to occur of (i) the Facility Termination Date and (ii) the end of the Revolving Period, such Committed Lender’s pro rata share of all Advances Outstanding.

“Committed Lenders” means, for any Lender Group, the Person(s) executing this Agreement in the capacity of a “Committed Lender” for such Lender Group (or an assignment hereof or a Joinder Agreement in accordance with Article XV) in accordance with the terms of this Agreement.

“Conditional Ramp-Up Period” means any period (a) beginning on the date that Eligible Collateral Obligations have paid in full (and not sold, repurchased or substituted) in an amount (calculated as the aggregate Principal Balance of such Eligible Collateral Obligations) at least equal to 40% of the highest aggregate Principal Balance of all Collateral Obligations at any time during the preceding 12 calendar months and (b) ending three (3) months thereafter; provided that, no Conditional Ramp-Up Period shall occur prior to the one-year anniversary of the Effective Date.

“Conduit Advance Termination Date” means, with respect to a Conduit Lender that is an Uncommitted Lender, the date of the delivery by such Conduit Lender to the Borrower of written notice that such Conduit Lender elects, in its sole discretion, to permanently cease funding Advances hereunder.

“Conduit Lender” means any Person that shall become a party to this Agreement in the capacity as a “Conduit Lender” and any assignee of any of the foregoing; provided that, the written consent of the Borrower shall be required prior to any Conduit Lender becoming a party to this Agreement.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means, for any Person, its constituent or organizational documents, including: (a) in the case of any limited partnership, joint venture, trust or other form of business entity, the limited partnership agreement, joint venture agreement, articles of association or other applicable certificate or agreement of registration or formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state or jurisdiction of its formation; (b) in the case of any limited liability company, the certificate or articles of formation and operating agreement for such Person; (c) in the case of a corporation or exempted company, the certificate or articles of incorporation or association and the bylaws for such Person or its memorandum and or articles of incorporation or association and the bylaws for such Person or its memorandum and articles of association; and (d) in the case of any trust, the trust deed, declaration of trust or equivalent establishing such trust.

“Corporate Trust Office” means the applicable designated corporate trust office of the Collateral Agent or the Collateral Custodian, as applicable, specified on Annex A hereto, or such other address within the United States as it may designate from time to time by notice to the Facility Agent.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“Cost of Funds Rate” means, for any Accrual Period and any Lender, the rate determined as set forth below:

(a)            with respect to each Conduit Lender and each day of such Accrual Period, the lesser of (x) the Base Rate as of such day, and (y) such Conduit Lender’s Commercial Paper Rate for such day; provided that, if and to the extent that, and only for so long as, a Conduit Lender at any time determines in good faith that it is unable to raise or is precluded or prohibited from raising, or that it is not advisable to raise, funds through the issuance of commercial paper notes in the commercial paper market of the United States or any other applicable jurisdiction to finance its making or maintenance of its portion of any Advance or any portion thereof (which determination may be based on any allocation method employed in good faith by such Conduit Lender), upon notice from such Conduit Lender to the Agent for its Lender Group and the Facility Agent, such Conduit Lender’s portion of such Advance shall bear interest at a rate per annum equal to the lesser of (x) the Base Rate and (y) the Alternate Base Rate; and

(b)            with respect to each Committed Lender, the Base Rate.

“Covered Entity” means any of the following:

(a)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)            a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)            a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning set forth in Section 17.20.

“Cure Notice” means a notice from the Borrower to the Facility Agent and each Agent which sets forth a written report showing a projected cure of any Borrowing Base Deficiency or satisfaction of the Minimum Equity Condition, as applicable, based on repaying Advances Outstanding, selling Collateral Obligations and depositing the proceeds of such sale into the Borrower Collection Account or Unfunded Exposure Account, as applicable, or transferring additional Eligible Collateral Obligations, cash or Permitted Investments to the Principal or otherwise places such Collateral Obligation on non-accrual status or (ii) the Borrower or the Equityholder makes a realized loss or write-down on such Collateral Obligation in the Borrower’s or the Equityholder’s financial statements.

“Defaulting Lender” means any Lender that (i) has failed to fund any portion of the Advances required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (ii) has otherwise failed to pay over to the Facility Agent, the Collateral Custodian or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless such amount is the subject of a good faith dispute, (iii) has notified the Borrower, the Servicer, the Facility Agent, the Collateral Custodian or any Agent that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or generally under other agreements in which it commits or is obligated to extend credit, (iv) has failed, within one Business Day after request by the Facility Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund Advances under this Agreement, (v) has (or has a parent company that has) become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (vi) is subject to a Bail-In Action.

“Deferrable Collateral Obligation” means, as of any date of determination, a Collateral Obligation that by its terms permits the deferral or capitalization of payment of accrued and unpaid interest ~~and provides for periodic payments of interest thereon in cash no less frequently than semi annually~~.

“Delayed Drawdown Loan” means a Collateral Obligation that (a) permits the related Obligor to request one or more future advances thereunder, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, and (c) does not permit the re-borrowing of any amount previously repaid by the Obligor thereunder; provided that, any such Collateral Obligation will be a Delayed Drawdown Loan only until all commitments by the Borrower to make advances to such Obligor expire, are terminated or are otherwise irrevocably reduced to zero and only to the extent of such unfunded commitments.

“Delayed Reporting Date” means, with respect to an Eligible Collateral Obligation, the date specified for delivery of audit results included in a financial reporting packet by the related Obligor specified in the related Underlying Instruments (following the lapse of any grace period granted by the applicable Loan Party with respect thereto, but in any event not greater than 45 calendar days).

“Delayed Reporting Event” means, with respect to an Eligible Collateral Obligation, (i) a Revaluation Event described under clause (c) of the definition thereof has occurred as a result of a failure of the related Obligor to deliver any audit results included in the applicable financial reporting package by the Delayed Reporting Date and such failure has not been cured or (ii) a Material Modification described in clause (f) of the definition thereof has occurred as a result of an extension of the date for delivery of an annual audit; provided that, the Borrower receives no additional consideration in exchange for such Material Modification.

“Delayed Reporting Obligation” means, as of any date of determination, any Eligible Collateral Obligation for which a Delayed Reporting Event has occurred; provided that, (x) any Delayed Reporting Obligation shall no longer be considered a Delayed Reporting Obligation as of the date that is 180 days after the Delayed Reporting Date and (y) (A) to the extent the sum of the Collateral Obligation Amounts of all Delayed Reporting Obligations and Eligible Collateral Obligations that would otherwise constitute Delayed Reporting Obligations exceeds 5.0% of the Excess Concentration Measure, such Eligible Collateral Obligations constituting such excess over 5.0% shall not constitute Delayed Reporting Obligations; (B) in determining which of the Eligible Collateral Obligations shall be included in such excess, the Eligible Collateral Obligations that most recently became or would otherwise constitute Delayed Reporting Obligations shall be deemed to constitute such excess; and (C) any Eligible Collateral Obligation included in such excess shall only be treated as a Delayed Reporting Obligation if, as of such date of determination, the sum of the Collateral Obligation Amounts of all Delayed Reporting Obligations would not exceed, on a pro forma basis, including such Eligible Collateral Obligation, 5.0% of the Excess Concentration Measure.

“Determination Date” means, with respect to any Reporting Date, the tenth Business Day prior to such Reporting Date.

“DIP Loan” means any Loan (a) with respect to which the related Obligor is a debtor-in-possession as defined under the Bankruptcy Code, (b) which has the priority allowed pursuant to Section 364 of the Bankruptcy Code and (c) the terms of which have been approved by a court of competent jurisdiction.

“Discount Factor” means, with respect to each Collateral Obligation as of any date of determination, the value (expressed as a percentage of par) of such Collateral Obligation as determined by the Facility Agent in its sole discretion in accordance with Section 2.7.

“Disputable Collateral Obligation” means, as of any date of determination, any Eligible Collateral Obligation for which the Facility Agent has lowered the Discount Factor following a Revaluation Event and which satisfies the following criteria: (a) such Collateral Obligation is not a Defaulted Collateral Obligation; (b) if such Collateral Obligation is an Enterprise Value Loan, the Leverage Multiple thereof is no more than 3.00x higher than the Original Leverage Multiple thereof; and (c) if such Collateral Obligation is a Multiple of Recurring Revenue Loan, (i) the related Obligor has annualized Revenue greater than $10,000,000 and (ii) the Debt-to-Recurring-Revenue Ratio thereof is less than or equal to 3.25x, in each case, for purposes of clause (b) and clause (c), calculated using the most recent financial statements of such Obligor received by the applicable Loan Party as of the applicable dispute date.

“Disqualified Institution” means (a) any financial institution, fund or Person ~~(other than a bank or insurance company) that, in each case~~that is primarily engaged in the business of originating or acquiring middle market loans ~~(~~, including with respect to acting in an advisory or management capacity for any fund that originates or acquires middle market loans, in each case, other than any bank or insurance company (but including any affiliate or division of a bank or insurance company that is primarily engaged in the business of originating or acquiring middle market loans, including with respect to acting in an advisory or management capacity for any fund that originates or acquires middle market loans) and (b) unless consented to by the Borrower in writing, any Conduit Lender.

“Distribution Date” means the 25th calendar day of January, April, July and October or if such date is not a Business Day, the next succeeding Business Day, commencing in July 2024; provided that, the final Distribution Date shall occur on the Facility Termination Date.

“Diversity Score” means, as of any day, a single number that indicates collateral concentration in terms of both issuer and industry concentration, calculated as set forth in Schedule 1 hereto, as such diversity scores shall be updated as required by an Official Body and as applied to other similarly situated borrowers.

“DKK” or “Danish Krone” means the lawful currency for the time being of Denmark.

“DKK Advance” means each Advance made in DKKs.

“DKK Lender” means the Persons executing this Agreement (or an assignment hereof in accordance with Article XV) in the capacity of a “DKK Lender”.

“Document Checklist” means an electronic or hard copy list, delivered by the Borrower (or by the Servicer on behalf of the Borrower) to the Collateral Custodian and the Facility Agent that identifies the applicable documents, if any, that have been included in each Collateral Obligation File (including the name of the Obligor with respect to such Collateral Obligation).

“DOL Regulations” means regulations promulgated by the U.S. Department of Labor at 29 C.F.R. § 2510.3 101, as modified by Section 3(42) of ERISA, and at 29 C.F.R. § 2550.401c-1.

“Dollar(s)” and the sign “$” mean lawful currency of the United States of America.

“Dollar Advance” means each Advance made in Dollars.

“Dollar Lender” means the Persons executing this Agreement (or an assignment or participation hereof in accordance with Article XV) in the capacity of a “Dollar Lender”.

“Domicile” or “Domiciled” means, with respect to any Obligor with respect to, or issuer of, a Collateral Obligation: (a) its country of organization; (b) if it is organized in a Tax Jurisdiction, each of such jurisdiction and the country in which, in the Servicer’s good faith estimate, a substantial portion of its operations are located or from which a substantial portion of its revenue is derived, in each case directly or through subsidiaries (which shall be any jurisdiction and country known at the time of designation by the Servicer to be the source of the majority of revenues, if any, of such Obligor or issuer) or (c) if its payment obligations in respect of such Collateral Obligation are guaranteed by a Person that is organized in the United States or Canada, then the United States or Canada.

“EBITDA” means, with respect to any period and any Collateral Obligation, the meaning of “EBITDA,” “Adjusted EBITDA” or any comparable definition in the Underlying Instruments for each such Collateral Obligation. In any case that “EBITDA,” “Adjusted EBITDA” or such

(f)             such Collateral Obligation is not a single-purpose real estate based loan (unless the related real estate is a hotel, casino or other operating company), a construction loan or a project finance loan;

(g)            such Collateral Obligation is not a lease (including a financing lease);

(h)            ~~as of the related Cut Off Date,~~ if such Collateral Obligation is a Deferrable Collateral Obligation, (i) it is, as of the related Cut-Off Date, a Permitted Deferrable Collateral Obligation or an Excepted Deferrable Collateral Obligation and (ii) the related Underlying Instruments require periodic payments of interest thereon in cash no less frequently than semi-annually;

(i)             reserved;

(j)             such Collateral Obligation is not incurred or issued in connection with a merger, acquisition, consolidation, sale of all or substantially all of the assets of a Person, restructuring or similar transaction, which obligation or security by its terms is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancings (other than any additional borrowing or refinancing if one or more financial institutions has provided the issuer of such obligation or security with a binding written commitment to provide the same, so long as (i) such commitment is equal to the outstanding principal amount of such Collateral Obligation and (ii) such committed replacement facility has a maturity of at least one year and cannot be extended beyond such one year maturity pursuant to the terms thereof);

(k)            such Collateral Obligation is not a trade claim and the value of such Collateral Obligation is not primarily derived from an insurance policy;

(l)             such Collateral Obligation is not a bond;

(m)           the Obligor with respect to such Collateral Obligation is an Eligible Obligor;

(n)            such Collateral Obligation is not a purpose credit, advanced for the acquisition of Margin Stock;

(o)            such Collateral Obligation is not a security or swap transaction that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation;

(p)            as of the related Cut-Off Date, such Collateral Obligation provides for the periodic payment of cash interest;

(q)            as of the related Cut-Off Date, such Collateral Obligation has a remaining term to stated maturity that does not exceed 8 years;

“Euro”, “Euros”, “euro” and “€” mean the lawful currency of the member states of the European Union that have adopted and retain the single currency in accordance with the treaty establishing the European Community, as amended from time to time; provided that, if any member state or states ceases to have such single currency as its lawful currency (such member state(s) being the “Exiting State(s)”), such term shall mean the single currency adopted and retained as the lawful currency of the remaining member states and shall not include any successor currency introduced by the Exiting State(s).

“Euro Advance” means each Advance made in Euros.

“Euro Lender” means the Persons executing this Agreement (or an assignment hereof in accordance with Article XV) in the capacity of a “Euro Lender”.

“European Supervisory Authorities” means, together, the European Banking Authority, the European Insurance and Occupational Pensions Authority and the European Securities and Markets Authority (including any predecessor, successor or replacement organization thereto).

“Event of Default” means any of the events described in Section 13.1.

“Excepted Borrowing Base Breach” means a Borrowing Base Deficiency (a) the amount of which deficiency is less than 2.5% of the Borrowing Base and (b) that is solely the result of a change in the Applicable Exchange Rate for any Eligible Currency; provided that, the Advances Outstanding shall not exceed the Maximum Availability.

“Excepted Deferrable Collateral Obligation” means, as of any date of determination, a Deferrable Collateral Obligation that would otherwise constitute a Permitted Deferrable Collateral Obligation but ~~which~~, as of such date, ~~is currently paying~~the portion of interest required to be paid in cash ~~in an amount not less than~~under the terms of the related Underlying Instruments is at least equal to (i) if such Collateral Obligation is a Fixed Rate Collateral Obligation, ~~4.00~~2.25% per annum or (ii) otherwise, ~~4.00~~2.25% per annum over the applicable index rate.

“Excess Concentration Amount” means, as of the most recent Measurement Date (and after giving effect to all Eligible Collateral Obligations to be purchased, substituted or sold by the Borrower on such date), the sum, without duplication, of the following amounts and the additional concentration limitations set forth in the Side Letter, if any; provided that, with respect to any Collateral Obligation or portion thereof, if more than one of the following limitations or the additional concentration limitations in the Side Letter, if any, would be exceeded, the Servicer will determine in its reasonable discretion the applicable limitation that will be used to determine the Excess Concentration Amount:

(a)            the excess, if any and without duplication, of the sum of the Collateral Obligation Amounts of all Collateral Obligations that are not First Lien Loans over 10% of the Excess Concentration Measure;

(b)            the excess, if any, of the sum of the Collateral Obligation Amounts of all Collateral Obligations that are obligations of any single Obligor (other than an Obligor described

Measure; provided that, the sum of the Collateral Obligation Amounts of all Revolving Loans shall not exceed 15% of the Excess Concentration Measure;

(h)            the excess, if any, of the sum of the Collateral Obligation Amounts of all Collateral Obligations that are DIP Loans over 10% of the Excess Concentration Measure;

(i)             the excess, if any, of the sum of the Collateral Obligation Amounts of all Collateral Obligations that are Affiliate Participation Interests over 10% of the Excess Concentration Measure; provided that, the sum of the Collateral Obligation Amounts of all Participation Interests that have not been elevated to a full assignment within 45 days of the related Cut-Off Date shall not exceed 5% of the Excess Concentration Measure; and

(j)             the excess, if any, of the sum of the Collateral Obligation Amounts of all Deferrable Collateral Obligations that are ~~(i)~~ Permitted Deferrable Collateral Obligations (other than Excepted Deferrable Collateral Obligations) over ~~20% of the Excess Concentration Measure and (ii) not Permitted Deferrable Collateral Obligations or Excepted Deferrable Collateral Obligations over 0~~15% of the Excess Concentration Measure.

“Excess Concentration Measure” means, as of any date of determination (a) during any Ramp-Up Period, the Target Portfolio Amount and (b) otherwise, the sum of (i) the Aggregate Eligible Collateral Obligation Amount plus (ii) all amounts on deposit in the Principal Collection Account plus (iii) all amounts on deposit in the Unfunded Exposure Account.

“Excess Funds” means, as of any date of determination with respect to any Conduit Lender, funds of such Conduit Lender not required, after giving effect to all amounts on deposit in its commercial paper account, to pay or provide for the payment of (i) all of its matured and maturing commercial paper notes on such date of such determination and (ii) the principal of and interest on all of its loans outstanding on such date of such determination.

“Excluded Amounts” means, as of any date of determination, (i) any amount deposited into the Borrower Collection Account with respect to any Collateral Obligation, which amount is attributable to the reimbursement of payment by the Borrower of any Tax, fee or other charge imposed by any Official Body on such Collateral Obligation or on any Related Security, (ii) any interest or fees (including origination, agency, structuring, management or other up-front fees) that are for the account of the applicable Person from whom the Borrower purchased such Collateral Obligation, (iii) any reimbursement of insurance premiums, (iv) any escrows relating to Taxes, insurance and other amounts in connection with Collateral Obligations which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under Underlying Instruments, (v) amounts received in the Borrower Collection Account with respect to any Warranty Collateral Obligation retransferred or substituted for or that is otherwise replaced by a Substituted Collateral Obligation, or that is otherwise sold or transferred by the Borrower pursuant to Section 9.34(c), to the extent such amount is attributable to a time after the effective date of such replacement or sale and (vi) any amount deposited into the Borrower Collection Account in error (including any amounts relating to any portion of an asset sold by the Borrower and occurring after the date of such sale).

“Maximum Availability” means, as of any date of determination, the difference of (i) the Facility Amount minus (ii) the balance of all unfunded Advances approved but not yet funded minus (iii) the Aggregate Unfunded Amount plus (iv) all amounts on deposit in the Unfunded Exposure Account, each as of such date of determination.

“Maximum Portfolio Advance Rate” means:

Diversity Score	Case A	Case B
Less than or equal to 6	(x) During the Revolving Period, 0% and (y) after the Revolving Period, 40.0%	(x) During the Revolving Period, 0% and (y) after the Revolving Period, 40.0%
Greater than 6 but less than or equal to 10	60.0%	57.5%
Greater than 10 but less than or equal to 13	65.0%	62.5%
Greater than 13 but less than or equal to 17	67.5%	65.0%
Greater than 17	70.0%	67.5%

provided that, Case B shall apply on any date of determination on which the Weighted Average Spread is ~~greater than 5.25% and~~ less than or equal to 5.75%; and Case A shall apply on any date of determination on which the Weighted Average Spread is greater than 5.75%.

“Maximum Weighted Average Life Test” means a test that will be satisfied on any date of determination if the Weighted Average Life of all Eligible Collateral Obligations included in the Collateral is less than or equal to 6.00 years; provided that, notwithstanding the foregoing or anything herein to the contrary, the Maximum Weighted Average Life Test shall be deemed satisfied during any Ramp-Up Period.

“Measurement Date” means each of the following, as applicable: (i) the Effective Date; (ii) each Determination Date; (iii) each Reporting Date; (iv) each Funding Date; (v) the date of any repayment or prepayment pursuant to Section 2.4; (vi) the date that the Servicer has actual knowledge of the occurrence of any Revaluation Event with respect to any Collateral Obligation; (vii) the date of any optional repurchase or substitution pursuant to Section 9.35; (viii) the last day of the Revolving Period; and (ix) the date of any Optional Sale.

“Minimum Diversity Test” means a test that will be satisfied on any date of determination if the Diversity Score of all Eligible Collateral Obligations included in the Collateral as of such date is equal to or greater than (i) during any Ramp-Up Period or Conditional Ramp-Up Period, 6 and (ii) otherwise, 8; provided that, notwithstanding the foregoing or anything herein to the contrary, the Minimum Diversity Test shall be deemed loan, (iv) such participation does not grant, in the aggregate, to the participant in such participation a greater interest than the seller holds in the loan or commitment that is the subject of the participation, (v) the entire purchase price for such participation is paid in full at the time of its acquisition, and (vi) the participation provides the participant all of the economic benefit and risk of the whole or part of the loan or commitment that is the subject of the loan participation.

“PBGC” means the Pension Benefit Guaranty Corporation and its successors and assigns.

“Permitted BDC Merger” has the meaning set forth in Section 7.5(i).

“Permitted Collateral Obligation” means a debt obligation received by the Borrower in exchange for a Collateral Obligation or received in connection with the insolvency, bankruptcy, reorganization, restructuring or workout of a Collateral Obligation or the related Obligor that does not satisfy one or more of the eligibility criteria set forth in the definition of “Eligible Collateral Obligation”.

“Permitted Deferrable Collateral Obligation” means, as of any date of determination, a Deferrable Collateral Obligation ~~that is currently paying~~with respect to which the portion of interest required to be paid in cash ~~in an amount not less than~~under the terms of the related Underlying Instruments is at least equal to (i) if such Deferrable Collateral Obligation is a Fixed Rate Collateral Obligation, ~~2.5~~0.25% per annum or (ii) otherwise, ~~2.5~~0.25% per annum over the applicable index rate.

“Permitted Investment” means, at any time:

(a)            direct interest-bearing obligations of, and interest-bearing obligations guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality of the United States, the obligations of which are backed by the full faith and credit of the United States;

(b)            demand or time deposits in, certificates of deposit of, demand notes of, or bankers’ acceptances issued by any depository institution or trust company organized under the laws of the United States or any State thereof (including any federal or state branch or agency of a foreign depository institution or trust company) and subject to supervision and examination by federal and/or state banking authorities (including, if applicable, the Collateral Agent, the Collateral Custodian or Facility Agent or any agent thereof acting in its commercial capacity); provided that, the short-term unsecured debt obligations of such depository institution or trust company at the time of such investment, or contractual commitment providing for such investment, are rated at least “A-1” by Standard & Poor’s and “P-1” by Moody’s;

(c)            commercial paper that (i) is payable in an Eligible Currency and (ii) is rated at least “A-1” by Standard & Poor’s and “P-1” by Moody’s; or

(d)            shares or other securities of money market funds which funds have, at all times, credit ratings of “Aaa-mf” by Moody’s and “AAAm” by Standard & Poor’s.

thereof shall be the date of such subsequent increase of the Facility Amount; provided further that, after the closing of any Permitted Securitization, the Ramp-Up Period means the period from and including the closing date of such Permitted Securitization to the earlier of (x) the first date on which the Aggregate Eligible Collateral Obligation Amount equals or exceeds the Target Portfolio Amount and (y) the six-month anniversary of such Permitted Securitization (and, solely for purposes of the Collateral Quality Tests, the four-month anniversary of such Permitted Securitization).

“Rating Agencies” means Standard & Poor’s and Moody’s.

“Recipient” means (a) the Facility Agent, (b) any Agent, (c) any Lender and (d) any other recipient of a payment hereunder.

“Records” means the Collateral Obligation File for any Collateral Obligation and all other documents, books, records and other information prepared and maintained by or on behalf of each Loan Party with respect to any Collateral Obligation and the Obligors thereunder, including all documents, books, records and other information prepared and maintained by any Loan Party or the Servicer with respect to such Collateral Obligation or Obligors (excluding, for the avoidance of doubt, any IC Memo with respect to any Collateral Obligation).

“Regulatory Authority” has the meaning set forth in Section 17.14(c).

“Reinvestment” has the meaning set forth in Section 8.3(b).

“Reinvestment Date” has the meaning set forth in Section 8.3(b)(i).

“Reinvestment Request” has the meaning set forth in Section 8.3(b)(i).

“Related Committed Lender” means, with respect to any Uncommitted Lender, each Committed Lender in its Lender Group.

“Related Parties” has the meaning set forth in Section 17.14(b).

“Related Property” means, with respect to a Collateral Obligation, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Collateral Obligation, including, without limitation, any pledge of the stock, membership or other ownership interests in the related Obligor or its subsidiaries, all Warrant Assets with respect to such Collateral Obligation and all proceeds from any sale or other disposition of such property or other assets.

“Related Security” means, with respect to each Collateral Obligation:

(a)            all Warrant Assets and any Related Property securing a Collateral Obligation, all payments paid to the applicable Loan Party in respect thereof and all monies due, to become due and paid to the applicable Loan Party in respect thereof accruing after the applicable Advance Date and all liquidation proceeds thereof;

exceeds the Advances Outstanding by an amount at least equal to the Aggregate Unfunded Equity Amount.

“Revolving Loan” means a Collateral Obligation that specifies a maximum aggregate amount that can be borrowed by the related Obligor and permits such Obligor to re-borrow any amount previously borrowed and subsequently repaid during the term of such Loan.

“Revolving Period” means the period of time starting on the Effective Date and ending on the earliest to occur of (i) ~~May~~November 14, 2027 or, if such date is extended pursuant to Section 2.6, the date mutually agreed upon by the Borrower and the Facility Agent, (ii) the date on which the Facility Amount is terminated in full pursuant to Section 2.5, (iii) the occurrence of an Event of Default and (other than in the case of an Event of Default pursuant to clauses (a), (d), (e), (j) or (q) of Section 13.1) notice from the Facility Agent to the Borrower or (iv) the occurrence of a breach of Section 9.30(c) or Section 9.31(c) by any Person acting on behalf of a Loan Party (other than a director, officer or employee thereof), which breach remains ongoing for thirty (30) days after the occurrence thereof.

“Risk Retention Letter” means that certain letter agreement, dated as of the Effective Date, relating to the EU Securitization Rules from the Equityholder (solely with respect to its retention of the Retained Economic Interest (as defined in the Risk Retention Letter) and other related matters) and the Borrower (solely with respect to the Borrower’s compliance with the Article 7 Transparency and Reporting Requirements (as defined in the Risk Retention Letter)) and addressed to the Facility Agent and any SR Lender and for the benefit of any future SR Lender, including any amendments or other modifications thereto.

“S&P Industry Classification” means the industry classifications set forth in Schedule 6, as such industry classifications shall be updated at the option of the Facility Agent with the consent of the Servicer (unless the Facility Agent is required by Applicable Law to update any such industry classification) if S&P publishes revised industry classifications; provided that, with respect to Collateral Obligations in the S&P Industry Classification titled “Software”, the industry classification group may be based on the predominant end-user of the product of the applicable Obligor, as specified by the Servicer in the related Asset Approval Request.

“Sale Agreement” means the Sale and Contribution Agreement, dated as of the date hereof, by and between the Equityholder, as seller, and the Borrower, as purchaser.

“Sanctioned Countries” has the meaning set forth in Section 9.30.

“Sanctions” has the meaning set forth in Section 9.30.

“Sanctions Target” has the meaning set forth in Section 9.30.

“SARON” means, with respect to any Business Day, a rate per annum equal to the Swiss Average Rate Overnight for such Business Day published by the SARON Administrator on the SARON Administrator’s Website; provided that, if Daily Simple SARON is less than 0.00%, SARON shall be deemed to be 0.00% for purposes of this Agreement.

60 days after the end of such Obligor’s fiscal quarters (excluding the last fiscal quarter of such Obligor’s fiscal year) and within 120 days after the end of such Obligor’s fiscal year, and (ii) asset and portfolio level monitoring reports prepared by the Servicer with respect to the Loans, which delivery shall be made within 60 days of the end of such Obligor’s fiscal quarter (excluding the last fiscal quarter of such Obligor’s fiscal year) and within 120 days after the end of such Obligor’s fiscal year. The Servicer will promptly deliver solely to the Facility Agent, upon reasonable request and to the extent received by the applicable Loan Party and/or the Servicer, all other documents and information required to be delivered by the Obligors to the applicable Loan Party with respect to any Loan included in the Collateral. Upon demand by the Facility Agent, the Servicer will provide such other information as the Facility Agent may reasonably request with respect to any Collateral Obligation or Obligor (to the extent reasonably available to the Servicer without undue burden or expense).

Documents required to be delivered pursuant to this Section 7.5(l) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) the Servicer posts such documents, or provides a link thereto in accordance with Section 17.3, (ii) such documents are posted by or on behalf of the Servicer on an internet or intranet website, if any, to which each Lender and the Facility Agent have access (whether a commercial, third-party website or whether sponsored by the Facility Agent) or (iii) the Servicer provides to the Facility Agent by electronic mail electronic versions (i.e., soft copies) of such documents; provided that, the Servicer shall notify the Facility Agent (by ~~facs~~imile ~~or~~ electronic mail) of the posting pursuant to clause (i) and clause (ii) above of any such documents and, upon any Lender becoming party hereto after the Effective Date pursuant to an assignment or joinder in accordance with Article XV, the Servicer and the Facility Agent shall reasonably cooperate to agree on a procedure (or the appointment of an agent or third-party) for purposes of forwarding and/or posting such documents to such Lender.

Notwithstanding the foregoing or anything herein to the contrary, (i) none of the Loan Parties, the Equityholder or the Servicer shall be required to provide any such information (including, without limitation, documents, reports, letters, recommendations or other records or information) to the extent it is prohibited from disclosing or providing such information to the Facility Agent or any Lender pursuant to applicable confidentiality restrictions (it being understood that, any failure to provide any financial reporting package pursuant to clause (c) of the definition of “Revaluation Event” may still, unless waived by the Facility Agent in its sole discretion, constitute a Revaluation Event hereunder notwithstanding this clause (i) and irrespective of any confidentiality restrictions) and (ii) but subject in all cases to Section 17.14(c), any IC Memo shall only be delivered to the Facility Agent and shall not be shared with any Lender or any other Person.

(m)           Reserved.

(n)            Commingling. The Servicer shall not, and shall not permit any of its Affiliates to, deposit any funds that do not constitute Collections or other proceeds of any Collateral Obligations into the Borrower Collection Account; provided that, for the avoidance of doubt, this clause (n) shall not prohibit the deposit of proceeds of a capital contribution made by the Equityholder to the Borrower pursuant to this Agreement and in accordance with whose government is, the target of comprehensive Sanctions (as of the date hereof, ~~Afghanistan,~~ Cuba, Iran, North Korea, ~~Syria, and~~ and the non-government-controlled areas of Ukraine being the Crimea, Donetsk, ~~Kherson,~~ Luhansk, Kherson and Zaporizhzhia regions ~~of Ukraine~~) (“Sanctioned Countries”), (iii) a target or subject of Sanctions due to ownership or control by any of the persons in (i) through (iii) herein, (iv) otherwise a target or subject of Sanctions (together with Persons defined in clauses (i) through (iii) herein, collectively, a “Sanction Target”); or (v) a “Foreign Shell Bank” within the meaning of the USA Patriot Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision. Such Loan Party is and, to the knowledge of a Responsible Officer of the Borrower, each Affiliate, officer, employee or director, acting on behalf of such Loan Party is (and is taking no action which would result in any such Person not being) in compliance with all applicable Sanctions.

(b)            Such Loan Party and, to the knowledge of a Responsible Officer of the Borrower, each Affiliate, officer, employee or director, acting on behalf of such Loan Party is in compliance, in all material respects, with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act (collectively, the “Anti-Money Laundering Laws”).

(c)            No actions, suits or proceedings by any court, governmental, or regulatory agency, to the knowledge of such Loan Party, are ongoing or pending against such Loan Party, its directors, officers or employees or anyone acting on its behalf in relation to a breach of the Anti-Money Laundering Laws.

Section 9.31           Anti-Bribery and Corruption. (a) Neither such Loan Party nor, to the knowledge of a Responsible Officer of the Borrower, any director, officer, employee, or anyone acting on behalf of such Loan Party has engaged in any activity, or will take any action, directly or, to the knowledge of a Responsible Officer of the Borrower, indirectly, which would breach applicable anti-bribery and corruption laws and regulations, including but not limited to the U.S. Foreign and Corrupt Practices Act 1977, as amended, and the Bribery Act 2010 of the United Kingdom (the “Anti-Bribery and Corruption Laws”).

(b)            Such Loan Party and their Affiliates are conducting their businesses in compliance with Anti-Bribery and Corruption Laws and institute and maintain policies and procedures reasonably designed to promote and ensure continued compliance with all Anti-Bribery and Corruption Laws.

(c)            No actions, suits or proceedings by any court, governmental, or regulatory agency, to the knowledge of such Loan Party, are ongoing or pending against such Loan Party, its directors, officers or employees or anyone acting on its behalf in relation to a breach of the Anti-Bribery and Corruption Laws.

(d)            Such Loan Party will not directly or, to the knowledge of a Responsible Officer of the Borrower, indirectly use, lend or contribute the proceeds of the Advances for any purpose that would breach the Anti-Bribery and Corruption Laws.

Section 9.32           Reserved.

statement of a Responsible Officer of such Loan Party setting forth complete details of such event and the action which such Loan Party has taken, is taking and proposes to take with respect thereto;

(b)            promptly, from time to time, such other information, documents, records or reports (not including, for the avoidance of doubt, any IC Memos) in respect of the Collateral Obligations or the Related Security, the other Collateral or the condition or operations, financial or otherwise, of the Borrower as such Person may, from time to time, reasonably request;

(c)            promptly, in reasonable detail, notice of (i) any Adverse Claim known to it that is made or asserted against any of the Collateral and (ii) the occurrence of any Revaluation Event or Material Modification with respect to any Collateral Obligation; provided that, the Borrower and the Servicer will be deemed to not have knowledge of any Revaluation Event that requires a determination to be made by the Facility Agent until such determination has been made;

(d)            promptly, in reasonable detail, any new or updated information reasonably requested by a Lender in connection with “know your customer” laws or any similar regulations; and

(e)            promptly following any request therefor, such Loan Party shall deliver to the Facility Agent information and documentation reasonably requested by the Facility Agent for purposes of compliance with its Beneficial Ownership Certification.

Documents required to be delivered pursuant to this Section 10.4 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) such Loan Party posts such documents, or provides a link thereto in accordance with Section 17.3, (ii) such documents are posted by or on behalf of such Loan Party on an internet or intranet website, if any, to which each Lender and the Facility Agent have access (whether a commercial, third-party website or whether sponsored by the Facility Agent) or (iii) such Loan Party provides to the Facility Agent by electronic mail electronic versions (i.e., soft copies) of such documents; provided that, such Loan Party shall notify the Facility Agent (by ~~facsimile or~~ electronic mail) of the posting pursuant to clause (i) and clause (ii) above of any such documents and, upon any Lender becoming party hereto after the Effective Date pursuant to an assignment or joinder in accordance with Article XV, such Loan Party and the Facility Agent shall reasonably cooperate to agree on a procedure (or the appointment of an agent or third-party) for purposes of forwarding and/or posting such documents to such Lender.

None of the Loan Parties, the Equityholder or the Servicer shall be required to provide any such information (including, without limitation, documents, reports, letters, recommendations or other records or information) to the extent it is prohibited from disclosing or providing such information to the Facility Agent or any Lender pursuant to applicable confidentiality restrictions and any IC Memo shall only be delivered to the Facility Agent and shall not be shared with any Lender or any other Person.

with respect to any Hedging Agreement, the sole result will be that the Collateral Obligation or Collateral Obligations that are the subject of such Hedging Agreement shall immediately be deemed to be Unhedged Fixed Rate Collateral Obligations and shall count toward the “Excess Concentration Amount” to the extent that the Collateral Obligation Amount (or Collateral Obligation Amounts, as applicable) thereof exceed the limitation set forth in clause (d) of the “Excess Concentration Amount” definition.

Section 10.7            Tangible Net Worth. The Borrower shall maintain at all times a positive Tangible Net Worth; provided that, this Section 10.7 shall not apply as of any date of determination if the Minimum Equity Condition is satisfied as of such date. For the avoidance of doubt, it shall not be a failure to satisfy this Section 10.7 if the Borrower’s Tangible Net Worth is not positive due to changes in market value of assets of the Borrower.

Section 10.8            Taxes. For U.S. federal income tax purposes, such Loan Party shall be either (i) an entity disregarded as separate from its owner or (ii) a partnership (other than a publicly traded partnership) for U.S. federal income tax purposes and shall not have any Person other than a U.S. Person as an owner of its equity for U.S. federal income tax purposes. Such Loan Party will file (or cause to be filed) on a timely basis all federal and other material Tax returns required to be filed, if any, and will pay all federal and other material Taxes due and payable by it and any assessments made against it or any of its property (other than any amount the validity of which is contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP are provided on the books of such Loan Party). No more than 50% of the debt obligations (as determined for U.S. federal income tax purposes) held by the Borrower may at any time consist of real estate mortgages as determined for purposes Section 7701(i) of the Code unless, based on written advice of ~~Cadwalader, Wickersham & Taft~~Orrick, Herrington & Sutcliffe LLP, Dechert LLP, Mayer Brown LLP or an opinion of other tax counsel of nationally recognized standing in the United States experienced in such matters, the ownership of such debt obligations will not cause the Borrower to be treated as a taxable mortgage pool for U.S. federal income tax purposes.

Section 10.9            Merger, Consolidation, Etc. Such Loan Party shall not merge or consolidate with any other Person or permit any other Person to become the successor to all or substantially all of its business or assets without the prior written consent of the Facility Agent in its sole discretion.

Section 10.10          Deposit of Collections. To the extent that any Collections are received directly by any Loan Party, the Equityholder, the Servicer or any of their respective Affiliates, such Person shall transfer, or cause to be transferred, all Collections to the Borrower Collection Account or the Unfunded Exposure Account, as applicable, by the close of business on the second Business Day following the date such Collections are received by such Loan Party, the Equityholder, the Servicer or any of their respective Affiliates.

Section 10.11          Indebtedness; Guarantees. Such Loan Party shall not create, incur, assume or suffer to exist any Indebtedness other than (i) Indebtedness incurred or permitted under the terms of the Transaction Documents, (ii) Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Transaction Documents, (iii) obligations permitted under its Constituent Documents and

(i)             all Proceeds, accessions, substitutions, rents and profits of any and all of the foregoing Collateral (including proceeds that constitute property of the types described in clauses (a) through (h) above) and, to the extent not otherwise included, all payments under insurance (whether or not the Collateral Agent or a Secured Party or any assignee or agent on behalf of the Collateral Agent or a Secured Party is the loss payee thereof) or any indemnity, warranty or guaranty payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral.

Section 12.2            Grant of Security Interest of Each Securitization Subsidiary. As security for the prompt payment or performance in full when due, whether at stated maturity, by acceleration or otherwise, of all Obligations (including Advances, Yield, all Fees and other amounts at any time owing hereunder), each Securitization Subsidiary hereby assigns and pledges to the Collateral Agent for the benefit of the Secured Parties, and grants to the Collateral Agent for the benefit of the Secured Parties, a security interest in and lien upon (other than Retained Interests and Excluded Amounts), whether now or hereafter existing or in which such Securitization Subsidiary now has or hereafter acquires an interest and wherever the same may be located, the Securitization Subsidiary Collateral Portfolio (collectively, with the Borrower Collateral, the “Collateral”).

Section 12.3            Loan Parties Remain Liable. Notwithstanding anything in this Agreement, (a) the Loan Parties shall remain liable under the Collateral Obligations, Assigned Agreements and other agreements included in the Collateral to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by a Secured Party or the Collateral Agent of any of its rights under this Agreement shall not release the Loan Parties or the Servicer from any of their respective duties or obligations under the Collateral Obligations, Assigned Agreements or other agreements included in the Collateral, (c) the Secured Parties and the Collateral Agent shall not have any obligation (to perform or otherwise) or liability under the Collateral Obligations, Assigned Agreements or other agreements included in the Collateral by reason of this Agreement except, if such Person is a party to such Transaction Document, to the extent forth in such Transaction Documents or pursuant to Applicable Law, and (d) neither the Collateral Agent nor any of the Secured Parties shall be obligated to perform any of the obligations or duties of the Loan Parties or the Servicer under the Collateral Obligations, Assigned Agreements or other agreements included in the Collateral or to take any action to collect or enforce any claim for payment assigned under this Agreement.

Section 12.4            Release of Collateral. (a) Until the Obligations have been paid in full (other than contingent Obligations for which no claim has been asserted) and the Commitments have been reduced to zero, the Collateral Agent may not release any Lien covering any Collateral except for (i) Collateral Obligations sold pursuant to Section 9.34 or Section 9.36, (ii) any Related Security identified by the applicable Loan Party (or the Servicer on behalf of such Loan Party) to the Collateral Agent so long as the Facility Termination Date has not occurred, (iii) Repurchased Collateral Obligations or Substituted Collateral Obligations pursuant to Section 9.35 or (iv) pursuant to clause (b) below.

whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Facility Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Facility Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service so long as the rate (or component thereof) used by the Facility Agent in connection therewith is consistent with such rate (or component thereof) provided by any such information source or service, in each case, unless it has acted with gross negligence or willful misconduct in performing its obligations hereunder with respect thereto.

Section 17.3            Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing and shall be personally delivered or sent by certified mail, ~~electronic mail,~~ postage prepaid, or by ~~facsimile~~electronic mail, to the intended party at the address of such party set forth under its name on Annex A or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (a) if personally delivered, when received, (b) if sent by certified mail, three Business Days after having been deposited in the mail, postage prepaid, (c) if sent by overnight courier, one Business Day after having been given to such courier, and (d) when sent, receipt confirmed by telephone or electronic means, except that notices and communications pursuant to Section 2.2, shall not be effective until received. In connection with any instructions, requests or directions sent pursuant to this Agreement or any other Transaction Document, the Collateral Agent, the Securities Intermediary and the Collateral Custodian shall be entitled to request from such Person a list of authorized signers and any evidence of such related signatures (as may be amended from time to time).

Section 17.4            Costs and Expenses. In addition to the rights of indemnification granted under Section 16.1, the Borrower agrees to pay all reasonable and documented out-of-pocket costs and expenses of the Facility Agent, the Collateral Agent, the Securities Intermediary, the Collateral Custodian, the Agents and the Lenders in connection with the preparation, execution, delivery, syndication and administration of this Agreement or any release of Collateral required or permitted hereunder, any liquidity support facility and the other documents and agreements to be delivered hereunder or with respect hereto, and, subject to any cap on such costs and expenses agreed upon in a separate letter agreement among the Borrower, the Servicer and the Facility Agent or the Collateral Agent and Collateral Custodian Fee Letter, as applicable, and the Borrower further agrees to pay all reasonable and documented out-of-pocket costs and expenses of the Facility Agent, the Collateral Agent, the Securities Intermediary, the Collateral Custodian and the Lenders in connection with any amendments, waivers or consents executed in connection with this Agreement, including the reasonable fees and reasonable and documented out-of-pocket expenses of counsel to the Facility Agent, each Agent and any related Lender, the Collateral Agent and the Collateral Custodian with respect thereto and with respect to advising the Facility Agent and the Lenders as to its rights and remedies under this Agreement, and to pay all reasonable, documented and out-of-pocket costs and expenses, if any (including reasonable outside counsel fees and expenses), of the Facility Agent, the Collateral Agent, the Securities Intermediary, the Collateral Custodian, the Agents and the Lenders, in connection with the enforcement against the Servicer or the Borrower of this Agreement or any of the other Transaction Documents and the other documents and agreements to be delivered hereunder or with respect hereto, in each case, within 10 Business Days of the Distribution Date immediately succeeding receipt of a written request from the Facility Agent, the Collateral Agent, the Collateral Custodian, the Securities Intermediary, any Agent or any Lender, as applicable; provided that, in the case of reimbursement of counsel for the Lenders other than the Facility Agent, such reimbursement shall be limited to one outside counsel to the Facility Agent, each Agent and any related Lender in the aggregate. It is understood and agreed that the fees, expenses and disbursements of ~~Cadwalader, Wickersham & Taft~~Orrick, Herrington & Sutcliffe LLP, counsel to the Facility Agent, in connection with the transactions contemplated hereby on or prior to the Effective Date will be subject to a cap of $100,000.

Section 17.5            Binding Effect; Survival. This Agreement shall be binding upon and inure to the benefit of Borrower, the Lenders, the Facility Agent, the Servicer, the Collateral Agent, the Collateral Custodian and their respective successors and assigns, and the provisions of Section 4.3, Article V, and Article XVI shall inure to the benefit of the Affected Persons and the Indemnified Parties, respectively, and their respective successors and assigns; provided that, nothing in the foregoing shall be deemed to authorize any assignment not permitted by Article XV. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until (subject to the immediately following sentence) such time when all Obligations have been finally and fully paid in cash and performed; provided that, the duties of the Servicer set forth in Article VII shall remain in effect until such time as the Servicer is no longer the Servicer pursuant to the terms of Article VII. The rights and remedies with respect to any breach of any representation and warranty made by the Borrower pursuant to Article IX and the indemnification and payment provisions of Article V and Article XVI and the provisions of Section 17.10, Section 17.11 and Section 17.12 shall be continuing and shall survive any termination of this Agreement and any termination of any Person’s rights to act as Servicer hereunder or under any other Transaction Document.

Section 17.6            Captions and Cross References. The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section of or Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

Section 17.7            Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

Notwithstanding anything to the contrary in this Agreement or in any of the Transaction Documents, the parties hereto acknowledge that the obligations of any Conduit Lender arising hereunder are limited recourse obligations payable solely from the unsecured assets of such Conduit Lender (the “Available Funds”) and, following the application of such Available Funds or the proceeds thereof, any claims of the parties hereto (and the obligations of such Conduit Lender) shall be extinguished. ~~No recourse shall be had for the payment of any~~; provided that, no amount owing ~~under this Agreement against any officer, member, director, employee, security holder or incorporator of~~by any Conduit Lender ~~or its successors or assigns, and no action may be brought against any officer, member, director, employee, security holder or incorporator of any Conduit Lender personally~~hereunder in excess of the liabilities that such Conduit Lender is required to pay in accordance with the foregoing shall constitute a “claim” (as defined in Section 101(5) of the Bankruptcy Code) against such Conduit Lender. The parties hereto agree that they will not petition a court, or take any action or commence any proceedings, for the liquidation or the winding-up of, or the appointment of an examiner to, any Conduit Lender or any other bankruptcy or insolvency proceedings with respect to such Conduit Lender; provided that, nothing in this sentence shall limit the right of any party hereto to file any claim or otherwise take any action with respect to any proceeding of the type described in this sentence that was instituted against any Conduit Lender by any Person other than such party. The provisions of this paragraph shall survive the termination of this Agreement.

~~Each Conduit Lender shall only be required to pay (a) any fees or liabilities that it may incur under this Agreement only to the extent such Conduit Lender has Excess Funds on the date of such dete~~rmin~~ation and (b) any expenses, indemnities or other liabilities that it may incur under this Agreement or any fees, expenses, indemnities or other liabilities under any other Transaction Document only to the extent such Conduit Lender receives funds designated for such purposes or to the extent it has Excess Funds not required, after giving effect to all amounts on deposit in its commercial paper account, to pay or provide for the payment of all of its outstanding commercial paper notes as of the date of such dete~~rmin~~ation. In addition, no amount owing by any Conduit Lender hereunder in excess of the liabilities that such Conduit Lender is required to pay in accordance with the preceding sentence shall constitute a “claim” (as defined in Section 101(5) of the Bankruptcy Code) against such Conduit Lender.~~

Section 17.13          ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS EXECUTED AND DELIVERED HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 17.14          Confidentiality. (a) Each Loan Party, the Servicer, the Collateral Custodian, the Collateral Agent, any Successor Servicer and any Reporting Agent shall hold in confidence, and not disclose to any Person, the identity of any Lender or the terms of any fees payable in connection with this Agreement except they may disclose such information (i) to their officers, directors, employees, agents, counsel, accountants, auditors, advisors, prospective lenders, equity investors or representatives, (ii) with the consent of such Lender, (iii) to the extent such information has become available to the public other than as a result of a disclosure by or through such Person, or (iv) to the extent each Loan Party, the Servicer, the Collateral Custodian, the Collateral Agent, any Successor Servicer or any Reporting Agent or any Affiliate of any of them should be required by any law or regulation applicable to it (including securities laws) or requested by any Official Body to disclose such information.

(b)            The Facility Agent, the Collateral Agent, the Collateral Custodian, each Agent, any Successor Servicer and each Lender, severally and with respect to itself only, covenants and agrees that any information about any Loan Party, the Servicer, the Equityholder or their respective Affiliates and their respective businesses, or the Obligors, the Collateral Obligations, the Related Security, the terms and substance of this Agreement and each other Transaction Document and any term sheet or other information otherwise obtained by any such party in connection with the structuring, negotiation and execution of the transactions contemplated herein (“Information”) shall be held in confidence except that the Facility Agent, the Collateral Agent, the Collateral Custodian, such Successor Servicer or such Lender may disclose such information (i) to its affiliates, officers, directors, employees, agents, counsel, accountants, auditors, advisors or representatives (collectively, “Related Parties”); provided that, each such Person shall, as a condition to any such disclosure, agree for the benefit of the Servicer, the Equityholder and each Loan Party (A) to maintain the confidentiality of this Agreement (and the terms hereof) and all Information (without limitation), and (B) that such information shall be used solely in connection with such Person’s evaluation of, or relationship with, each Loan Party and its Affiliates, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Facility Agent, the Collateral Agent, the Collateral Custodian, such Successor Servicer or such Lender, (iii) to the extent such information was available to the Facility Agent or such Lender on a non-confidential basis prior to its disclosure to the Facility Agent or such Lender hereunder, (iv) with the prior written consent of the Servicer, or (v) to the extent the Facility Agent or such Lender should be (A) required by law, subpoena or similar legal process to disclose such information in connection with any legal or regulatory proceeding or (B) requested by any Official Body to disclose such information, it being understood, in each case of clause (A) and (B), that the Persons to whom such disclosure is made shall be informed of the confidential nature of such Information; provided that, in the case of clause (v) above, (1) the Facility Agent or such Lender, as applicable, will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by Applicable Law) notify the Servicer of its intention to make any such disclosure prior to making any such disclosure, (2) any such disclosure shall be limited to the portion of the Information as may be required by law, subpoena or similar legal process or by the Official Body and (3) if permitted under Applicable Law, if requested by the Servicer, shall (at the Servicer’s expense) cooperate with the Borrower to obtain a protective order or other measures reasonably determined by the Servicer seeking to resist or limit such disclosure of Information. Prior to the disclosure of any information thereto, any prospective Lender or participant shall be required to execute a non-disclosure agreement with the Borrower, in a form and substance reasonably acceptable to the Borrower containing provisions substantially the same as those of this Section. Notwithstanding anything herein to the contrary, but subject to Section 17.14(c) below, no IC Memos (or any portion thereof or extract therefrom) shall be shared with any Lender or any other Person by the Facility Agent.

(c)            Notwithstanding the foregoing or anything to the contrary herein, nothing in this Section 17.14 or otherwise herein shall prohibit any Person from voluntarily disclosing or providing any information within the scope of this confidentiality provision or otherwise purported to be restricted hereunder to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

(d)            Each of the Facility Agent, the Collateral Agent, any Successor Servicer and each Lender acknowledges that (a) the Information will include material non-public information concerning the Borrower, (b) it has developed compliance procedures regarding the use of material non-public information and (c) without limitation of any of the foregoing, it will handle such material non-public information in accordance with Applicable Law, including United States Federal and state securities laws, rules and regulations.

(e)            No Lender shall, without first obtaining the Borrower’s express written consent: (xi) use or permit the use of any Information for any purpose whatsoever except for the specific purposes of performing under this Agreement; (~~y~~ii) disclose or permit the disclosure of any Information to any Person other than as specified above; or (~~z~~iii) disclose any Information to any other client (except to the extent permitted above) or any other Affiliate of such Lender. Each Lender shall be responsible for any breach of this Section 17.14 by its Affiliates; provided that, Deutsche Bank Securities Inc. shall not be considered an Affiliate of DBNY for purposes of this Section 17.14.

(f)             The Facility Agent, the Collateral Agent, any Successor Servicer and each Lender acknowledges that improper disclosure of Information may irreparably harm the Borrower. Because money damages may not be a sufficient remedy for any breach of this Agreement, the Borrower shall be entitled to seek specific performance and injunctive or other equitable relief on an emergency, temporary, preliminary and/or permanent basis, as a remedy for any such breach or threatened breach, without first being required to post any security or bond. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement, but shall be in addition to all other legal, equitable or contractual remedies that the Borrower may have.

(g)            The provisions of this Section 17.14 shall survive until the five year anniversary of the termination hereof in respect of the Facility Agent, each Lender, each Participant and/or each of their respective ~~directors, officers and employees~~Related Parties, in each case, for so long as such Person retains any Information during such period.

Section 17.15          Non-Confidentiality of Tax Treatment. All parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure. “Tax treatment” and

Exhibit B

EXHIBITS AND SCHEDULES

Conformed through Amendment No. ~~2~~3, dated as of ~~October 17, 2024~~November 26, 2025

SCHEDULES AND EXHIBITS

TO

LOAN FINANCING AND SERVICING AGREEMENT

Dated as of May 14, 2024

(GDLC FUNDING II LLC)

EXHIBITS

EXHIBIT A	Form of Note
EXHIBIT B	Audit Standards
EXHIBIT C-1	Form of Advance Request
EXHIBIT C-2	Form of Reinvestment Request
EXHIBIT C-3	Form of Electronic Asset Approval Request
EXHIBIT C-4	Form of Prepayment Notice
EXHIBIT C-5	Form of FX Reallocation Notice
EXHIBIT C-6	Form of Electronic Asset Approval Notice
EXHIBIT D	Form of Monthly Report
EXHIBIT E	Form of Joinder Agreement
EXHIBIT F-1	Authorized Representatives of Servicer
EXHIBIT F-2	Request for Release and Receipt
EXHIBIT F-3	Request for Release of Request for Release and Receipt
EXHIBIT G-1	U.S. Tax Compliance Certificate (Foreign Lender - non-Partnerships)
EXHIBIT G-2	U.S. Tax Compliance Certificate (Foreign Participant - non-Partnerships)
EXHIBIT G-3	U.S. Tax Compliance Certificate (Foreign Participants - Partnerships)
EXHIBIT G-4	U.S. Tax Compliance Certificate (Foreign Lenders - Partnerships)
EXHIBIT H	Schedule of Collateral Obligations Certification
EXHIBIT I	Form of Securitization Subsidiary Joinder Agreement
EXHIBIT J	Form of Borrowing Base Certificate

SCHEDULES

SCHEDULE 1	Diversity Score Calculation
SCHEDULE 2	Moody’s Industry Classification Group List
SCHEDULE 3	Collateral Obligations
SCHEDULE 4	[Reserved]
SCHEDULE 5	Approved Valuation Firms
SCHEDULE 6	S&P Industry Classifications

enforceability, genuineness, sufficiency or value of the Loan Financing and Servicing Agreement or any other instrument or document furnished pursuant thereto, or the Collateral or the financial condition of the Servicer or the Borrower, or the performance or observance by the Servicer or the Borrower of any of their respective obligations under the Loan Financing and Servicing Agreement, any other Transaction Document or any other instrument or document furnished pursuant thereto; (ii) the Proposed Lender confirms that it has received a copy of such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder Agreement; (iii) the Proposed Lender will, independently and without reliance upon the Facility Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Financing and Servicing Agreement; (iv) the Proposed Lender appoints and authorizes the Facility Agent, the Collateral Custodian and the Collateral Agent, as applicable, to take such action as agent on its behalf and to exercise such powers under the Loan Financing and Servicing Agreement as are delegated to the Facility Agent, the Collateral Custodian and Collateral Agent, as applicable, by the terms thereof, together with such powers as are reasonably incidental thereto, all in accordance with the Loan Financing and Servicing Agreement; ~~and~~ (v) the Proposed Lender agrees (for the benefit of the parties hereto and the other Lender(s)) that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Financing and Servicing Agreement are required to be performed by it as a Lender; and (vi) the Proposed Lender represents and warrants that it is not a Disqualified Institution.

(d)            Schedule II hereto sets forth administrative information with respect to the Proposed Lender.

(e)            This Joinder Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be executed by their respective duly authorized officers on Schedule I hereto as of the date set forth in Item 1 of Schedule I hereto.